[RUTAN & TUCKER LLP LETTERHEAD]

                                  June 23, 2003


I/O Magic Corporation
1300 E. Wakeham Avenue
Santa Ana, CA 92705

            Re:     Registration  Statement  on  Form  S-8

Ladies  and  Gentlemen:

     We have examined the Registration Statement on Form S-8 to be filed by you with the Securities and Exchange Commission on or about June 24, 2003 (the
"Registration Statement") in connection with the registration under the Securities Act of 1933, as amended, of the I/O Magic Corporation 2002 Stock Option Plan (as to 133,334 shares) (respectively, the "Plan" and the "Shares"). As legal counsel for I/O Magic Corporation, we have examined the proceedings taken and are familiar with the proceedings proposed to be taken by you in connection with the issuance and sale of the Shares pursuant to the Plan.

     It is our opinion that the Shares, when issued and sold in the manner described in the Plan and pursuant to the agreement that accompanies each grant under the Plan, will be legally and validly issued, fully-paid and non-assessable.

     We consent to the use of this opinion as an exhibit to the Registration Statement, and further consent to the use of our name wherever appearing in the Registration Statement and any amendments thereto.


Very truly yours,

RUTAN & TUCKER, LLP

/s/ RUTAN & TUCKER, LLP